UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2012

INSITE VISION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-22332	94-3015807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

965 Atlantic Ave.

Alameda, California 94501

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(510) 865-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, InSite Vision Incorporated (the “Company”), pursuant to the authorization of the Stock Plan and Compensation Committee of the Company’s Board of Directors, entered into an Option Cancellation Agreement, dated December 27, 2012 (the “Agreement”), with the Company’s chief executive officer, Timothy Ruane, for the purpose of correcting a technical violation of the Company’s 2007 Performance Incentive Plan (the “Plan”). On December 1, 2010, the Company issued to Mr. Ruane an option (the “2010 Option”) covering 2,844,374 shares of the Company’s common stock, which amount exceeded by 1,344,374 shares the maximum number of shares subject to options that may be granted during any calendar year to any individual under the Plan. Pursuant to the terms of the Agreement, the parties agreed to (i) the cancellation of 1,344,374 shares under the 2010 Option, (ii) the issuance to Mr. Ruane of a new option to purchase 1,100,000 shares effective December 27, 2012 (the “2012 New Option”), and (iii) the issuance to Mr. Ruane of a new option to purchase 244,374 shares on January 2, 2013 (the “2013 New Option”). The exercise price of the 2012 New Option is $0.35, the same as the exercise price of the 2010 Option, which exceeded the closing price of the Company’s common stock on the December 27, 2012 grant date. The exercise price of the 2013 New Option will be the greater of $0.35 and the closing price of the Company’s common stock on January 2, 2013. All other terms and conditions of the 2012 New Option and the 2013 New Option, including the vesting commencement dates, are the same as those of the 2010 Option.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements & Exhibits.

(c)	EXHIBITS

Exhibit Number	Exhibit Description

10.1	Option Cancellation Agreement, dated December 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2012

INSITE VISION, INC.

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Chief Financial Officer